Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of TechPrecision Corporation on Form S-8 (File No. 333-215028, 333-214541, 333-177315, and 333-148152) and Form S-1 (File No. 333-262063) of our report dated September XX, 2024 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of TechPrecision Corporation as of March 31, 2024 and 2023 and for the years ended March 31, 2024 and 2023, which reports are included in this Annual Report on Form 10-K of TechPrecision Corporation for the year ended March 31, 2024.

/s/ Marcum LLP

Marcum LLP
Philadelphia, Pennsylvania
September 13, 2024